EXHIBIT 1

ISS Recommends Sweeping Board Change at Stillwater Mining Company

Recommends that Stillwater Stockholders Vote on the Clinton Group's GREEN Proxy Card

NEW YORK, April 19, 2013 /PRNewswire/ -- Clinton Group, Inc. ("Clinton Group") announced that research firm Institutional Shareholder Services ("ISS") today recommended that Stillwater Mining Company (NYSE: SWC) ("Stillwater" or the "Company") stockholders support sweeping change in the composition of Stillwater's Board of Directors by voting on the GREEN proxy card at this year's annual meeting.

ISS noted that "the significant underperformance over the 3- and 5-year periods is striking evidence that all is not well" at Stillwater and that Clinton has "demonstrated a compelling case that change at the board level is warranted."

In its analysis, ISS wrote:

"Though 2/3 of the company's market value has eroded over the 12-year tenure of the current CEO and many board members, the erosion accelerated within the last two years when the board took the reins as controlling shareholder Norilsk Nickel exited, launched an ill-advised diversification strategy away from the principal reason investors valued the company at a premium to begin with, and began bungling the execution of that strategy even before the acquisition agreements were completed."

ISS expanded on its view that the case for change is "compelling" by writing:

"The case for change the dissidents have successfully articulated centers around a lack of sustained, disciplined execution on cost, an inability to develop a strategic plan [that] appeals to investors, and an inability to think through all the issues, such as valuation or sources and uses of cash …."

ISS called the "failure" of the incumbent Board "bewildering." Accordingly, ISS concluded that "shareholders should vote on the GREEN card."

"We are pleased that ISS recognizes the importance of change at Stillwater," said Gregory P. Taxin, Managing Director of Clinton. "A new, independent Board can help to protect and create stockholder value by bringing objective oversight to the Company."

ISS' research report also says:

•	"The most compelling concern for many shareholders ... has been the acquisitions of two exploration-stage mining companies, Marathon and Peregrine, at eye-popping prices, to fuel diversification strategy investors did not want, and the company does not appear able to fund."
•	"Discussions with longer-term shareholders reinforce the dissidents' assertions that the principal flaw in the board's diversification strategy was diversification itself. As the board's current investor presentations now suggest, the company was the only pure-play US PGM producer, and the largest in North America. Investors might have bought into Stillwater shares to diversify their own portfolios, but they generally preferred to do such diversification on their own, and placed some premium on the ability to allocate capital cleanly by buying into a pure-play PGM producer in a stable regulatory and labor market."
•	"Over the CEO's full tenure, as the dissidents have pointed out, the reality is ... sobering. Total operating expenses ... nearly tripled, and cash cost per ounce had nearly doubled, even as ounces of production declined modestly."
•	"Compensation to the CEO ... has nearly doubled since 2009, and director compensation is up 60% since 2010."

With respect to the particular individuals the Clinton Group has nominated, ISS said:

•	Dr. Engles, the founding CEO of Stillwater, was the "architect of the initial [Stillwater] strategy and guided the [then] newly-public company to strong shareholders returns in the years after its IPO," noting that his nomination is "heartening on both the operating and strategic fronts."
•	Ms. Merrin "has extensive board experience, across several industries, which suggests she could add a welcome sense of shareholder accountability to this board."
•	Mr. McMullen has "expertise [that] appears particularly well-suited to the needs of the reconstituted board."
•	Governor Schweitzer "would appear to offer significant strengths to this board."

The Stillwater annual meeting is scheduled to be held on May 2, 2013. Clinton urges its fellow stockholders to use the GREEN proxy card when voting at this year's annual meeting and to vote for the Clinton nominees.

Stockholders who have questions or require any assistance in delivering their proxy may contact Okapi Partners LLC at 437 Madison Avenue, 28th Floor, New York, New York 10022 or (212) 297-0720 or Toll-Free (855) 305-0857.

About Clinton Group, Inc.

Clinton Group, Inc. is a Registered Investment Advisor based in New York City. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON SPOTLIGHT MASTER FUND, L.P., CLINTON RETAIL OPPORTUNITY PARTNERSHIP, L.P., CLINTON RELATIONAL OPPORTUNITY, LLC, CLINTON GROUP, INC. AND GEORGE E. HALL (COLLECTIVELY, "CLINTON") AND CHARLES R. ENGLES, SETH E. GARDNER , MICHAEL MCMULLEN , MICHAEL MCNAMARA , PATRICE E. MERRIN , BRIAN SCHWEITZER AND GREGORY P. TAXIN (TOGETHER WITH CLINTON, THE "PARTICIPANTS") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF STILLWATER MINING COMPANY (THE "COMPANY") FOR USE AT THE COMPANY'S 2013 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BY THE PARTICIPANTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, OKAPI PARTNERS LLC, CLINTON'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (855) 305-0857.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY CLINTON WITH THE SEC ON MARCH 26, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

SOURCE Clinton Group, Inc.